AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into by and between the Federal Deposit Insurance Corporation, as Receiver of Horizon Bank (“Receiver”) and Horizon Bancorporation, Inc. (the “Holding Company”) (together with the Receiver the “Parties”, each individually a “Party”) on their own behalf and on behalf of their respective successors and assigns,

WITNESSETH:

WHEREAS, on September 10, 2010, Horizon Bank (the “Institution”) was closed by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation was appointed as receiver of the Institution. Under the laws of the United States, the Receiver is charged with the duty of winding up the affairs of the former Institution;

WHEREAS, the Holding Company is a corporation organized and doing business pursuant to the laws of Florida, with its principal place of business in Bradenton, Florida. The Holding Company was the sole shareholder of the Institution at the time of its failure;

WHEREAS, to protect the Institution’s depositors, the Receiver entered into a purchase and assumption agreement with the Bank of the Ozarks to assume substantially all of the deposits and assets of the Institution;

WHEREAS, the Institution occupied and operated its main branch at the building and real estate located at 900 53rd Avenue East, Bradenton, Florida (the “Premises”);

WHEREAS, the Holding Company has asserted that it is the holder of fee simple title to the Premises;

WHEREAS, the Receiver has asserted that, based upon the books and records of the Institution maintained at the time of its failure, equitable title and beneficial ownership of the Premises lawfully resided with the Institution, and thus, with the Receiver;

WHEREAS, the Holding Company has asserted that its promissory note to 1st Manatee Bank in the original amount of $1,100,000 represented a debt incurred by the Holding Company solely for the benefit of the Institution; and

WHEREAS, the aforesaid promissory note was renewed on September 28, 2011 in the amount of $1,013,500 and is purportedly secured by a mortgage on the Premises dated September 28, 2011 and recorded September 29, 2011;

WHEREAS, the Receiver has asserted that said mortgage was and remains voidable;

WHEREAS, the Holding Company has filed federal income tax returns seeking to claim refunds based on net operating losses applied against taxes paid in prior years;

WHEREAS, the Receiver has claimed that the refunds are properly payable to the Receiver to the extent that they represent taxes paid by and losses incurred by the Institution;

WHEREAS, the Holding Company has filed a claim against the Receiver for unpaid rent and real estate taxes on the Premises, as well as expenses allegedly incurred by the Holding Company related to seeking additional capital for the Institution;

WHEREAS; the Receiver has alleged that the books and records of the Institution show an additional obligation due and owing from the Holding Company in the amount of $355,265;

WHEREAS; the Receiver, and by extension, the Bank of the Ozarks has maintained from the date of failure, and continues to maintain, possession and control of the Premises;

WHEREAS; in order to avoid undue disruption of banking services to the former depositors of the failed Institution; the Receiver wishes to arrange for the Bank of the Ozarks to continue maintaining possession of the Premises for a reasonable amount of time; and

WHEREAS, the Receiver and the Holding Company desire to amicably resolve their differences and seek by this agreement to reach a final and complete settlement of the above-described disputes upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration as shall forthwith be expounded, the parties hereto hereby agree as follows:

1.	Withdrawal of Administrative Claims. The Holding Company will withdraw the Administrative Claims that it has filed with the Receiver.

2.

Federal Tax Refund. The Holding Company will endorse over the existing federal tax refund checks, totaling $1,617,618, to the order of the Federal Deposit Insurance Corporation as Receiver of Horizon Bank upon the execution of this Agreement.

3.	Bank Premises. The Holding Company will pay to the Receiver a cash amount equal to $503,754, which amount represents the appraised value of the Premises ($1,800,000), less:

a)	The unpaid principal balance ($1,013,500) of the loan due from the Holding Company to 1st Manatee Bank;

b)	The amount the Holding Company claims represents its share of the above-described income tax refunds ($142,000); and

c)	The Negotiated Rental from September 11, 2010 through June 30, 2011 ($140,746.60).

4.	Settlement Payment.

a)	An amount equal to $503,754 shall be paid to the Receiver upon the execution of this Agreement.

b)

All amounts required to be paid pursuant to the terms of this Settlement Agreement shall be paid in immediately available funds made payable to the Federal Deposit Insurance Corporation as Receiver of Horizon Bank and delivered by the date due to the following address:

Federal Deposit Insurance Corporation
Attention: Benjamin Mathews
7777 Baymeadows Way West
Jacksonville, Florida 32256

c)	In the event that the payment due date set forth herein falls on a Saturday, Sunday or Holiday, then the payment due date shall be extended to the next business day immediately thereafter.

5.

Execution of Lease. This agreement is further conditioned upon the execution of a triple net lease for the Premises between Bank of the Ozarks and the Holding Company for a term of three years, beginning September 11, 2010, at the annual rental rate of $24.00 per square foot at 7,280 square feet for a total annual rent of $174,720 (the “Negotiated Rent”) under substantially the same terms and conditions that the Bank assumed under the Institution’s lease dated May 18, 2005 with TCB, LLP with respect to the property located at 501 8th Avenue West, Palmetto, Florida (except for provision relating to the lease term, the rental amount, and any CPI adjustments) and payment of all rent due, including but not limited to, the negotiated rent, ad valorem property taxes (if applicable), and sales taxes (if applicable).

6.	Releases.

a)

The Receiver will permanently cease and desist in any attempt to collect the $355,265 obligation allegedly due from the Holding Company, as reflected in the Institution’s books and records, and hereby releases any such claims against the Holding Company; and

b)	The Receiver hereby waives and releases any claim to the fee simple title to the Premises and confirms that full and complete fee simple title to the Premises is vested in the Holding Company; and

c)	The Receiver waives any claim that the mortgage related to the Premises is voidable by the Receiver.

7.	No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing by any party.

8.

Authority and Intent to be Legally Bound. The parties to this Agreement represent and warrant that they are not subject to any statute, law, regulation or contractual or legal obligation or restriction which may make unlawful the execution of this Agreement. The parties to this Agreement warrant and represent that they each have relied upon their own judgment, and that of their respective attorneys and tax advisors, regarding the terms and conditions of this Agreement, which have been negotiated at arms length and entered into voluntarily, with full consideration of applicable law.

9.

Entire Agreement. There are no understandings between the Parties regarding this Agreement other than those set forth in this Agreement, and there have been no promises, inducements, or commitments made in conjunction with this Agreement which are not explicitly set forth herein.

11.

No Modification or Waiver. None of the terms or provisions of this Agreement may be changed, waived, modified, discharged, or terminated except by an instrument in writing executed by the Party against whom or which enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

12.

Counterparts and Facsimile Signatures. This Agreement may be executed in multiple originals. This Agreement may also be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties also agree that a facsimile copy of this Agreement may be accepted as an original, and that facsimile copies of the parties’ signatures may be treated as an original and admissible evidence of this Agreement.

13.

Applicable Law. This Agreement shall be governed, construed and enforced in accordance with the federal law of the United States of America, and in the absence of controlling federal law, in accordance with the laws of the state of Florida.

14.

Severability. If any paragraph or term of this Agreement is deemed to be unlawful, invalid, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall remain binding on the Parties hereto.

15.

Breach of Covenants. This Agreement shall be deemed breached, and a cause of action accrued thereon, immediately upon the breach of any covenant made herein, including without limitation the commencement or continuation of any action based upon any claim, demand, action or cause of action released by this Agreement. In any such action, this Agreement may be pled as a defense, or by way of counterclaim, or cross-claim. Unconditionally, immediately and on demand, each Party jointly and severally, shall hold and save harmless the other party from and against all actions, causes of action, claims, demands, counterclaims, liabilities, losses, damages, and expenses including costs and attorneys’ fees, that may be sustained or incurred by reason of any breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

FEDERAL DEPOSIT INSURANCE CORPORATION,
RECEIVER OF HORIZON BANK

BY:	/s/ Mark B. Gilman
NAME:	Mark B. Gilman
TITLE:	Receiver-in-Charge

Date:	7/8/2011

HORIZON BANCORPORATION, INC.

BY:	/s/ Shannon Glasgow
NAME:	Shannon Glasgow
TITLE:	Chairman

Date:	7/11/11

CHECK ENDORSEMENT AGREEMENT

THIS AGREEMENT is made by and between the Federal Deposit Insurance Corporation, as Receiver of Horizon Bank (“Receiver”), and Horizon Bancorporation, Inc., a Florida Corporation (“Holding Company”).

1.         The Receiver and the Holding Company entered into an Agreement which addressed and settled various matters between the parties (“Settlement Agreement”). One of the requirements of the Settlement Agreement is that the Holding Company endorses and delivers a federal tax refund check in the amount of $1,617,618.00 (“Tax Refund Check”) to the Receiver. Because of the date of the check, the FDIC has returned the check to the U.S. Treasury Department for issuance of a replacement check. As of the date hereof, said check is not available to be endorsed by the Holding Company for delivery to the Receiver.

2.          The Receiver and the Holding Company do hereby acknowledge and agree that they are bound by the Settlement Agreement and that all conditions thereof have been met in full, except for the endorsement and delivery of the Tax Refund Check.

3.          Upon receipt by the Receiver of the replacement check, the Receiver shall deliver the check to the Holding Company, at the following address:

Horizon Bancorporation, Inc.

c/o Shannon Glasgow

1209 44th Avenue Eat

Bradenton, Florida 34203

Upon receipt, Shannon Glasgow, as Chairman of the Board of the Holding Company with actual authority, shall endorse the check, and return the check to the Receiver at the following address:

Benjamin A. Mathews

Federal Deposit Insurance Corporation

Senior Attorney

FDIC Legal Division

7777 Baymeadows Way West

Jacksonville, Florida 32256

Both deliveries shall be by Federal Express, or other recognized overnight courier service.

4.          Upon delivery of the refund check, properly endorsed, to the Receiver, all terms and conditions of the Settlement Agreement will have been met by both parties.

IN WITNESS WHEREOF, the parties have set their hands and seals by their duly authorized representatives as of the date indicated below.

Federal Deposit Insurance Corporation, as Receiver of Horizon Bank

	By:	/s/ Mark B. Gilman
/s/ Maureen Monahan		Mark B. Gilman, as Receiver in charge
Maureen Monahan	Dated:	7/8/2011

Horizon Bancorporation, Inc.

/s/ Charles J. Pratt, Jr.	By:	/s/ Shannon Glasgow
Charles J. Pratt, Jr.		Shannon Glasgow, as Chairman of the board pursuant to specific authority granted to him

/s/ Tammy Melichar	Dated:	7/11/11
Tammy Melichar